UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
Under the Securities Exchange Act of 1934
(Amendment No.  1)*

@Road, Inc

(Name of Issuer)

Common Stock, 0.010000 par value per share

(Title of Class of Securities)

04648k105

(CUSIP Number)

Friday, September 08, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 04648k105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Raj Rajaratnam

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 3,492,246

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 3,492,246

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,492,246

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.7% (Based upon 61,710,000 shares of Common Stock outstanding)

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 04648k105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Advisors, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 569,176

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 569,176

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 569,176

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .9% (Based upon 61,710,000 shares of Common Stock outstanding)

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 04648k105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Management, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 3,492,246

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 3,492,246

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,492,246

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.7% (Based upon 61,710,000 shares of Common Stock outstanding)

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 04648k105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Management, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 3,492,246

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 3,492,246

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,492,246

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.7% (Based upon 61,710,000 shares of Common Stock outstanding)

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 04648k105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Vitruvius SICAV - Vitruvius Growth Opportunities

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 114,000

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 114,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 114,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .2% (Based upon 61,710,000 shares of Common Stock outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 04648k105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Technology Mac 88, LTD

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 296,680

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 296,680

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 296,680

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .5% (Based upon 61,710,000 shares of Common Stock outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 04648k105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Communications Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 23,650

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 23,650

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 23,650

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) % (Based upon 61,710,000 shares of Common Stock outstanding)

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 04648k105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Communications Offshore, LTD

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 54,902

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 54,902

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 54,902

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .1% (Based upon 61,710,000 shares of Common Stock outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 04648k105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Captain's Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 139,000

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 139,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 139,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .2% (Based upon 61,710,000 shares of Common Stock outstanding)

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 04648k105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Captain's Offshore, LTD.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 498,332

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 498,332

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 498,332

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .8% (Based upon 61,710,000 shares of Common Stock outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 04648k105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Buccaneer's Offshore, LTD.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 50,000

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 50,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 50,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .1% (Based upon 61,710,000 shares of Common Stock outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 04648k105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Diversified Fund, LTD

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 158,300

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 158,300

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 158,300

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .3% (Based upon 61,710,000 shares of Common Stock outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 04648k105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Technology Offshore, LTD

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 1,750,856

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 1,750,856

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,750,856

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.8% (Based upon 61,710,000 shares of Common Stock outstanding)

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 04648k105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Galleon Technology Partners II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 406,526

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 406,526

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 406,526

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) .7% (Based upon 61,710,000 shares of Common Stock outstanding)

12.	Type of Reporting Person (See Instructions) PN

Item 1.
	(a)	Name of Issuer @Road, Inc
	(b)	Address of Issuers Principal Executive Offices 47071 Bayside Parkway, Fremont, CA, 94538
Item 2.
(a)

Name of Person Filing

Raj Rajaratnam

Galleon Advisors, L.L.C.

Galleon Management, L.L.C.

Galleon Management, L.P.

Vitruvius SICAV - Vitruvius Growth Opportunities

Technology Mac 88, LTD

Galleon Communications Partners, L.P.

Galleon Communications Offshore, LTD

Galleon Captain's Partners, L.P.

Galleon Captain's Offshore, LTD.

Galleon Buccaneer's Offshore, LTD.

Galleon Diversified Fund, LTD

Galleon Technology Offshore, LTD

Galleon Technology Partners II, L.P.

(b)

Address of Principal Business Office or, if none, Residence

For Galleon Management, L.P.:
590 Madison Avenue, 34th Floor
New York, NY 10022

For each Reporting Person other than Galleon Management, L.P.:
c/o Galleon Management, L.P.
590 Madison Avenue, 34th Floor
New York, NY 10022

(c)

Citizenship

For Raj Rajaratnam: United States

For Galleon Advisors, L.L.C.: Delaware

For Galleon Management, L.L.C.: Delaware

For Galleon Management, L.P.: Delaware

For Vitruvius SICAV - Vitruvius Growth Opportunities: Luxembourg

For Technology Mac 88, LTD: Cayman Islands

For Galleon Communications Partners, L.P.: Delaware

For Galleon Communications Offshore, LTD: Bermuda

For Galleon Captain's Partners, L.P.: Delaware

For Galleon Captain's Offshore, LTD.: Bermuda

For Galleon Buccaneer's Offshore, LTD.: Cayman Islands

For Galleon Diversified Fund, LTD: Cayman Islands

For Galleon Technology Offshore, LTD: Bermuda

For Galleon Technology Partners II, L.P.: Delaware

	(d)	Title of Class of Securities Common Stock, $0.010000 par value per share
	(e)	CUSIP Number 04648k105

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2 (b) or (c), Check Whether the Person Filing is a:
Not applicable.

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

For Raj Rajaratnam Galleon Management, L.L.C. and Galleon Management, L.P.

	(a)	Amount beneficially owned: 3,492,246.00
	(b)	Percent of class: 5.7% (Based upon 61,710,000 shares of Common Stock outstanding)
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 3,492,246.00
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 3,492,246.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. For Galleon Advisors, L.L.C.
(a)	Amount beneficially owned: 569,176.00
(b)	Percent of class: .9% (Based upon 61,710,000 shares of Common Stock outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 569,176.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 569,176.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Vitruvius SICAV - Vitruvius Growth Opportunities
(a)	Amount beneficially owned: 114,000.00
(b)	Percent of class: .2% (Based upon 61,710,000 shares of Common Stock outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 114,000.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 114,000.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Technology Mac 88, LTD
(a)	Amount beneficially owned: 296,680.00
(b)	Percent of class: .5% (Based upon 61,710,000 shares of Common Stock outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 296,680.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 296,680.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Communications Partners, L.P.
(a)	Amount beneficially owned: 23,650.00
(b)	Percent of class: % (Based upon 61,710,000 shares of Common Stock outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 23,650.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 23,650.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Communications Offshore, LTD
(a)	Amount beneficially owned: 54,902.00
(b)	Percent of class: .1% (Based upon 61,710,000 shares of Common Stock outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 54,902.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 54,902.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Captain's Partners, L.P.
(a)	Amount beneficially owned: 139,000.00
(b)	Percent of class: .2% (Based upon 61,710,000 shares of Common Stock outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 139,000.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 139,000.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Captain's Offshore, LTD.
(a)	Amount beneficially owned: 498,332.00
(b)	Percent of class: .8% (Based upon 61,710,000 shares of Common Stock outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 498,332.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 498,332.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Buccaneer's Offshore, LTD.
(a)	Amount beneficially owned: 50,000.00
(b)	Percent of class: .1% (Based upon 61,710,000 shares of Common Stock outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 50,000.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 50,000.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Diversified Fund, LTD
(a)	Amount beneficially owned: 158,300.00
(b)	Percent of class: .3% (Based upon 61,710,000 shares of Common Stock outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 158,300.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 158,300.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Technology Offshore, LTD
(a)	Amount beneficially owned: 1,750,856.00
(b)	Percent of class: 2.8% (Based upon 61,710,000 shares of Common Stock outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 1,750,856.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 1,750,856.00
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. Galleon Technology Partners II, L.P.
(a)	Amount beneficially owned: 406,526.00
(b)	Percent of class: .7% (Based upon 61,710,000 shares of Common Stock outstanding)
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote 0
	(ii)	Shared power to vote or to direct the vote 406,526.00
	(iii)	Sole power to dispose or to direct the disposition of 0
	(iv)	Shared power to dispose or to direct the disposition of 406,526.00

  Pursuant to the partnership agreement of Galleon Captains Partners, L.P., Galleon Healthcare Partners, L.P., Galleon Technology Partners II, L.P., Galleon Explorers Partners, L.P., and Galleon Communication Partners, L.P., Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Captains Partners, L.P., Galleon Healthcare Partners, L.P., Galleon Technology Partners, L.P., Galleon Explorers Partners, L.P., and Galleon Communication Partners, L.P., and pursuant to an investment management agreement, Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon Captains Offshore, Ltd., Galleon Healthcare Offshore, Ltd., Galleon Technology Offshore, Ltd., Galleon Communications Offshore, Ltd., Galleon Explorers Offshore, Ltd., Galleon Admirals Offshore, Ltd., Galleon Buccaneers Offshore, Ltd., Vitruvius SICAV, Vitruvius Growth Opportunities, and Technology MAC 88, Ltd.. Raj Rajaratnam, as the managing member of Galleon Management, L.L.C., controls Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls Galleon Advisors, L.L.C. The shares reported herein by Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. may be deemed beneficially owned as a result of the purchase of such shares by Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Technology Partners II, L.P., Galleon Technology Offshore, Ltd., Galleon Healthcare Partners, L.P., Galleon Healthcare Offshore, Ltd., Galleon Explorers Partners, L.P., Galleon Explorers Offshore, Ltd., Galleon Communication Partners, L.P., Galleon Communication Offshore, Ltd., Galleon Admirals Offshore, Ltd., Galleon Buccaneers Offshore, Ltd., Vitruvius SICAV, Vitruvius Growth Opportunities, and Technology MAC 88, Ltd., as the case may be. Each of Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary interest therein.

Item 5.

Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Not Applicable

Item 6.

Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable

Item 8.

Identification and Classification of Members of the Group

Not Applicable

Item 9.

Notice of Dissolution of Group

Not Applicable

Item 10.

Certification

Not Applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Friday, September 15, 2006
Date

Raj Rajaratnam, for HIMSELF;
For GALLEON ADVISORS, L.L.C., as its Managing Member
For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
For GALLEON MANAGEMENT, L.P., as the Managing Member of its General Partner, Galleon Management, L.L.C.;

 For Vitruvius SICAV-Vitruvius Growth Opportunities, as the Managing Member of Galleon Management, L.L.C., which is the General Partner of the sub-advisor, Galleon Managment, LP., which in turn, is an Authorized Signatory.

For TECHNOLOGY MAC 88, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of the sub-advisor, Galleon Management, L.P., which in turn, is an Authorized Signatory.
For GALLEON COMMUNICATION PARTNERS, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
For GALLEON COMMUNICATION OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory; and
For GALLEON CAPTAINS PARTNERS, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON BUCCANEERS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.
For GALLEON DIVERSIFIED FUND, LTD. ., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON TECHNOLOGY OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON TECHNOLOGY PARTNERS II, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;

Exhibit 1

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.in this statement is true, complete and correct.

Raj Rajaratnam, for HIMSELF;
For GALLEON ADVISORS, L.L.C., as its Managing Member
For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
For GALLEON MANAGEMENT, L.P., as the Managing Member of its General Partner, Galleon Management, L.L.C.;

 For Vitruvius SICAV-Vitruvius Growth Opportunities, as the Managing Member of Galleon Management, L.L.C., which is the General Partner of the sub-advisor, Galleon Managment, LP., which in turn, is an Authorized Signatory.

For TECHNOLOGY MAC 88, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of the sub-advisor, Galleon Management, L.P., which in turn, is an Authorized Signatory.
For GALLEON COMMUNICATION PARTNERS, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
For GALLEON COMMUNICATION OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory; and
For GALLEON CAPTAINS PARTNERS, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;
For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON BUCCANEERS OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.
For GALLEON DIVERSIFIED FUND, LTD. ., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON TECHNOLOGY OFFSHORE, LTD., as the Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
For GALLEON TECHNOLOGY PARTNERS II, L.P., as the Managing Member of its General Partner, Galleon Advisors, L.L.C.;